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                                          EXHIBIT 11
                                        SUNAMERICA INC.
                        STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
               For the three months and nine months ended June 30, 1997 and 1996
                           (In thousands, except per-share amounts)
                                                    Three months            Nine months
                                                --------------------    --------------------
                                                    1997        1996        1997        1996
                                                --------    --------    --------    --------
Average number of common and common stock
  equivalent shares outstanding during
  the period:
    Common Stock issued and outstanding at
      beginning of period                        179,172     179,040     179,179     163,245
    Average number of common shares issued
      (canceled) upon exercise of employees
      stock options or under other employee
      stock plans                                    (27)         51         171         386
    Average number of common stock equivalent
      shares arising from outstanding employee
      stock options                                5,709       6,516       5,571       6,160
    Average number of common stock equivalent
      units arising from other employee stock
      plans                                        1,638         675       1,328         675
    Average number of common shares issuable
      upon conversion of convertible preferred
      stock:
        Series D Mandatory Conversion
          Premium Dividend Preferred Stock            --          --          --       5,168
        Series E Mandatory Conversion
          Premium Dividend Preferred Stock        14,400      17,985      14,774      15,995
    Average number of shares issued upon
      redemption of Series D Depositary
      Shares on January 2, 1996                       --          --          --      10,171
    Average number of common stock equivalent
      shares arising from outstanding Premium
      Equity Redemption Cumulative Security
      Units                                        3,629          --       2,717          --
    Average number of shares redeemed
      upon exchange of Common Stock for
      Nontransferable Class B Stock                   --         (33)         --         (11)
                                                --------    --------    --------    --------
  Average number of common and common stock
    equivalent shares outstanding during
    the period                                   204,521     204,234     203,740     201,789
                                                ========    ========    ========    ========
Earnings applicable to common stock:
  Net income                                    $ 94,321    $ 69,657    $261,523    $202,684
  Less preferred dividend requirements other
    than those related to convertible issues:
      9-1/4% Preferred Stock, Series B            (1,692)     (2,031)     (5,754)     (6,093)
      SunAmerica Adjustable Rate Cumulative
        Preferred Stock, Series C                     --        (852)        (28)     (2,556)
                                                --------    --------    --------    --------
  Net earnings applicable to common stock       $ 92,629    $ 66,774    $255,741    $194,035
                                                ========    ========    ========    ========
Earnings per common and common
  equivalent share                              $   0.45    $   0.33    $   1.26    $   0.96
                                                ========    ========    ========    ========
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